Exhibit 10.05

Description of Securities Registered Pursuant to Section 12 of the Exchange Act

Set forth below is certain information relating to our share capital, including brief summaries of certain material provisions of our bylaws, Peruvian Corporate Law and certain other laws and regulations of Peru, all as in effect as of the date hereof.

General

We are a publicly-held corporation under Peruvian Corporate Law and registered with the Public Registry of Corporations in Lima. We are listed on the Lima Stock Exchange and the NYSE.

Our by-laws provide that our principal corporate purposes are to engage in any and all activities related to the construction and real estate businesses; to provide services related to the mining and hydrocarbons industries; to participate in all stages of development of public services and other infrastructure concessions; and to provide management and corporate services to related and third parties. In addition, our company can make investments and corporate transactions, including the acquisition, holding and transfer of securities of Peruvian and foreign companies.

Shareholders’ Liability

Under Peruvian Corporate Law, holders of our common shares cannot vote on matters with respect to which they have a conflict of interest.

Under Article 133 of the Peruvian Corporate Law, a shareholder must abstain from voting when faced with a conflict of interest. A resolution approved in disregard of this provision may be challenged under Article 139 of the Peruvian Corporate Law and the shareholders that participated in the determination in breach of this provision, if their vote was key in attaining the required majority, may be held jointly liable.

Redemption and Rights of Withdrawal

Under Article 200 of the Peruvian Corporate Law, holders of our common shares have redemption rights if: (i) we change our corporate purpose; (ii) a change occurs in the place of organization to a foreign country; or (iii) any transformation, merger or significant spin-off occurs with respect to our company.

Preemptive and Accretion Rights

If we increase our share capital, holders of our common shares have the right to subscribe to new common shares on a pro rata basis. Holders of common shares have preemptive rights in order to maintain their share interest in our share capital, unless the capital increase (i) results from a conversion of debt to common shares, (ii) is approved by shareholders representing at least 40% of the subscribed voting shares provided that the capital increase does not favor, directly or indirectly, certain shareholders to the detriment of others, or (iii) results from a corporate reorganization.

Shareholders who are in default of any payments relating to subscribed but unpaid shares may not exercise their preemptive rights.

Voting Rights and Dividends

Holders of common shares are entitled to one vote per share, with the exception of the election of the board of directors, where each holder is entitled to one vote per share per nominee. Each holder’s votes may be cast for a single nominee or distributed among the nominees at the holder’s discretion. To that effect, each of our common shares gives the holder the right to as many votes as there are directors to be elected. Shareholders may pool votes in favor of one person or distribute them among various persons. Those candidates for the board who receive the most votes are elected directors. Holders of common shares may attend and vote at shareholders’ meetings either in person or through a proxy.

Holders of common shares have the right to participate in the distribution of dividends and shareholder equity resulting from liquidation. Our by-laws do not establish a maximum time limit for the payment of the dividends. However, according to Article 232 of the Peruvian Corporate Law, the right to collect past-due dividends in the case of companies that are publicly held companies, such as ours, expires ten years after the date on which the dividend payment was due.

Our share capital may be increased by a decision of holders of common shares at a shareholders’ meeting. Capital reductions may be voluntary or mandatory and must be approved by holders of common shares at a shareholders’ meeting. Capital reductions are mandatory when accumulated losses exceed 50% of the capital and to the extent such accumulated losses are not offset by accumulated earnings and capital increases within the following fiscal year. Capital increases and reductions must be communicated to the Peruvian Securities Commission, the Lima Stock Exchange and the Peruvian tax authority (SUNAT). Voluntary capital reductions must also be published in the official gazette El Peruano and in a widely circulated newspaper in the city in which we are located.

Liquidation Rights

If we are liquidated, our shareholders have the right to receive net assets resulting from the liquidation, after we comply with our obligation to pay all our creditors and after discounting any existing dividend liabilities. For this reason, we cannot assure that we will be able to reimburse 100% of the book value of the common shares in case of bankruptcy or liquidation.

Ordinary and Extraordinary Meetings

Pursuant to Peruvian Corporate Law and our by-laws, the annual shareholders’ meeting must be held during the three-month period after the end of each fiscal year. Additional shareholders’ meetings may be held during the year. Because we are a publicly-held corporation, we are subject to the special control of the Peruvian Securities Commission, as provided in Article 253 of the Peruvian Corporate Law. If we do not hold the annual shareholders’ meeting during the three-month period after the end of each fiscal year or any other shareholders’ meeting required by our by-laws, a public notary or a competent judge shall call for such a meeting at the request of at least one shareholder of the common shares. Such meeting will take place within a reasonable period of time.

Pursuant to the Peruvian Corporate Law, other shareholders’ meetings are convened by the board of directors when deemed convenient by our company or when it is requested by notarized letter by the holders of at least 5% of our common shares which voting rights are not suspended according to Peruvian Law. Pursuant to section 255 of the Peruvian Corporate Law, if the board expressly or implicitly refuses to convene the shareholders’ meeting, a notary public or a competent judge will call for such meeting at the request of holders of at least 5% of our common shares. If a notary public or competent judge calls for a shareholders’ meeting, the place, date and hour of the meeting, the agenda, the person who will preside the meeting and the notary public who will certify the resolutions of the meeting shall be indicated in the meeting notice. If the meeting called is other than the annual shareholders’ meeting or a shareholders’ meeting required by the Peruvian Corporate Law or the by-laws, the agenda will contain those matters requested by the shareholders who requested the meeting.

Notices of Meetings

Since we are a publicly-held corporation, notice of shareholders’ meetings must be given by publication of a notice. The publication shall occur at least 25 days prior to any shareholders’ meeting in the Peruvian Official Gazette, El Peruano, and in a widely circulated newspaper in the city in which we are located.

Quorum and Voting Requirements

According to Article 33 of our by-laws and Article 257 of the Peruvian Corporate Law, shareholders’ meetings called for the purpose of considering a capital increase or decrease, the issuance of obligations, a change in the by-laws, the sale in a single act of assets with an accounting value that exceeds 50% of our share capital, a merger, division, reorganization, transformation or dissolution, are subject to a first, second and third quorum call, with each of the second and third quorum call to occur upon the failure of the preceding one. A quorum for the first call requires the presence of shareholders holding 50% of our total common shares. For the second call, the presence of shareholders holding at least 25% of our total common shares is adequate, while for the third call there is no quorum requirement. Shareholders’ meetings convened to consider all other matters are subject to a first and second quorum call, with the second quorum call to occur upon the failure of the first quorum.

Decisions by a duly convened shareholders’ meeting require the approval of the majority of the common shares represented at the relevant shareholders’ meeting.

In accordance with Peruvian Corporate Law, only those holders of common shares whose names are registered in our company’s stock ledger not less than 10 days in advance of a meeting will be entitled to attend the shareholders’ meeting and to exercise their rights.

Limitations on the Rights of Non-Residents or Foreign Shareholders

There are no limitations under our by-laws or Peruvian Corporate Law on the rights of non-residents or foreign shareholders to own securities or exercise voting rights with respect to our securities.

Disclosure of Shareholdings and Tender Offer Regulations

Disclosure of Shareholdings

There are no provisions in our by-laws governing the ownership threshold above which share ownership must be disclosed.

However, according to Article 10 of CONASEV Resolution Nº 090-2005-EF-94.10, as amended, we must inform the Peruvian Securities Commission of the members of our economic group, comprised by our subsidiaries, and a list of our holders of common shares owning more than a 5% share interest, as well as any change to such information.

Tender Offer Regulations

Peruvian securities regulations include mandatory takeover rules applicable to the acquisition of control of a publicly held company.

Subject to certain conditions, such regulations generally establish the obligation to launch a tender offer when a person or group of persons acquires a significant interest in a publicly held company. According to the provisions set forth in CONASEV Resolution No. 009-2006-EF-94.10, a person acquires a significant interest in a listed company when such person (i) holds or has the power to exercise directly or indirectly 25%, 50% or 60% of the voting rights in a listed company, or (ii) has the power to appoint or remove the majority of the board members or to amend its by-laws.

A tender offer may be launched prior or following an acquisition of the significant interest. The tender offer may be launched after the “significant interest” is acquired if it is acquired (i) by means of an indirect transaction, defined as a relevant acquisition or interest increase through the acquisition of securities issued by a company that in turn holds share capital of the target company; (ii) as a consequence of a public sale offer, or (iii) in no more than four transactions within a three-year period.

This mandatory procedure has the effect of alerting other shareholders and the market that an individual or financial group has acquired a significant percentage of a company’s voting shares, and gives other shareholders the opportunity to sell their shares at the price offered by the purchaser. The purchaser is required to launch a tender offer unless: (i) shareholders representing 100% of the voting rights consent in writing, (ii) voting shares are acquired by a depositary in order to subsequently issue ADSs, or (iii) voting shares are acquired pursuant to the exercise of preemptive rights.

Changes in Capital

Our by-laws do not establish special conditions to increase or reduce our share capital beyond what is required under Peruvian Corporate Law.

Anti-Takeover Provisions

Our by-laws do not contain any provision that would have the effect of delaying, deferring or preventing a change of control.

Board of Directors

For additional information regarding our board of directors, see “Item 6. Directors, Senior Management and Employees—Directors and Senior Management.”

Form and Transfer

Common shares may be either physical share certificates in registered form or book-entry securities in the CAVALI S.A. ICLV book-entry settlement system also in registered form. Furthermore, in the case of shares represented in book entries, the issuance of new shares which result from share splits or similar corporate events must also be represented in said form.

Furthermore, the Peruvian Corporate Law forbids publicly-held corporations, such as us, from including in their by-laws stipulations limiting the transfer of their shares or restraining their trading in other ways. According to Article 18 of our by-laws, we cannot recognize a shareholders’ agreement that contemplates limitations, restrictions or preferential rights on the transfer of shares, even if such an agreement is recorded in our stock ledger (matrícula de acciones) or in CAVALI. As of the date of this annual report, no shareholders’ agreement is recorded in our stock ledger.

Arbitration

Our by-laws include an arbitration clause applicable to disputes arising from the interpretation of our bylaws or Peruvian Corporate Law and their complementary provisions, among our company, our management and our shareholders. Any such arbitration will be subject to the regulations of the Arbitration Center of the Lima Chamber of Commerce. The material terms of the arbitration clause are as follows:

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any dispute, controversy or claim arising out of the performance and the interpretation of the by-laws and any action or remedy set forth in the Peruvian Corporate Law (Ley General de Sociedades) among us, our current or former shareholders and/or our current or former management shall be settled by arbitration;

•	any dispute, controversy or claim between us and a third party shall be also settled by arbitration, if agreed upon by all parties either expressly or tacitly;

•	arbitrations shall be conducted before a panel of three arbitrators;

•	arbitrators shall consider only the applicable law for their award (arbitration in law and not arbitration in equity);

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each party to a dispute shall appoint an arbitrator within 10 business days from receiving the notice of arbitration. The two selected arbitrators shall appoint the third arbitrator. If one of the parties fails to appoint its arbitrator within 10 business days, the Center of Arbitration of the Lima Chamber of Commerce shall appoint the arbitrator;

•	the rules of the Center of Arbitration of the Lima Chamber of Commerce shall apply to the arbitration; and

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the arbitration clause is not applicable to the cases that must be submitted to the jurisdiction of the courts or of the Superintendencia del Mercado de Valores, such as when arbitration would present hardship to minority shareholders or when Peruvian law otherwise requires it.

•	The arbitration clause does not apply to claims based on violations of U.S. securities laws.